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                                        EXHIBIT 99.1

                                        NEWS RELEASE

                                        CONTACT: David Higie
                                        PHONE: (412) 269-6449
                                        RELEASE: Immediate (May 26, 2006)

                   BAKER REPORTS PRELIMINARY FINANCIAL RESULTS
                            FOR FIRST QUARTER OF 2006

PITTSBURGH (5/26/06) -

     Michael Baker Corporation (the "Company") (Amex:BKR) today reported its preliminary and unaudited financial information for the first quarter of 2006 compared to the actual and reported results, prior to any restatement, for the same period in 2005. The Company is providing these preliminary results in an effort to keep its shareholders informed about the performance of the Company while it works to complete the previously announced restatement of its consolidated financial statements for fiscal years 2001, 2002, 2003 and 2004, and its related interim consolidated financial statements for each of the quarters of 2004 and the first quarter of 2005. The Company previously disclosed in a news release and related Form 8-K dated January 31, 2006, that it would be restating these financial results and indicated the reasons for the restatement and delay in filing the required documents with the Securities and Exchange Commission. Additionally, the Company filed Form 12b-25 with the Securities and Exchange Commission indicating it would need additional time to file its Form 10-K for the period ended December 31, 2005, as well as its Form 10-Q for the first quarter of 2006. The Company also previously filed Form 12b-25 indicating it would need additional time to file its Form 10-Q for the periods ended June 30, 2005, and September 30, 2005, respectively.

     For the first three months of 2006, the Company's total contract revenues were approximately $142 million, which compares to reported total contract revenues of $144 million for the first quarter of 2005, prior to any restatement. The decrease in the year-over-year revenue is attributable primarily to the absence in the current period of subcontracting activity on the Company's contract with FEMA due to the completion of the information infrastructure during 2005. The map modernization work on the Company's contract with the agency continues as planned. The Company is not providing a range of earnings per share for the first quarter until

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the restatement is completed; however, it anticipates that earnings per share for the current period will be lower than the comparable 2005 first quarter, prior to any restatement.

     Revenues in the Engineering segment decreased approximately 8 percent from the year-ago three-month period due to the missing FEMA subcontract activity mentioned above, while revenues in the Energy segment increased approximately 12 percent compared to the first quarter of 2005 as a result of higher volumes of domestic operations and maintenance activity with existing clients.

     Total estimated backlog for the Company was approximately $1.4 billion at December 31, 2005, compared to the last publicly reported backlog, prior to any restatement, of $1.4 billion at March 31, 2005.

     The Company cautions that all of these results are preliminary and subject to change, possibly materially, following the completion and analysis of the financial statements for 2005, and the restatement of the financial statements for the four years ended December 31, 2004. The Company reiterates that the above preliminary and unaudited financial information does not represent all of the information that would normally be included in a quarterly report on Form 10-Q with respect to the Company's financial results.

     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines and telecommunications, transportation, water/wastewater, and oil & gas. With more than 5,000 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

     (The above information includes certain forward-looking statements concerning future operations and performance of the Company. Forward looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the performance suggested above. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in the Company's relationship and/or contracts with FEMA; changes in

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anticipated levels of government spending on infrastructure, including TEA-21;
changes in loan relationships or sources of financing; changes in management; changes in information systems; and costs to comply with the requirements of the Sarbanes-Oxley Act of 2002; late SEC filings; and the possibility for restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

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